Exhibit 16.1

James Gevarges

3525 Del Mar Heights Rd. #737

San Diego, CA 92130-2122

October 10, 2014

Tim Collins

Executive Chairman

Flux Power Holdings Inc.

985 Poinsettia Ave., Suite A

Vista, CA 92081

Dear Mr. Tim Collins:

It is with regret that effective October 24th, 2014 for personal reasons I must tender my resignation as a Director of Flux Power Holdings, Inc.

I am grateful for having had the opportunity to serve as a Director of this fine company since its inception.

I wish the company only the best for the future and regret any inconvenience my resignation may cause.

Sincerely,

/s/ James Gevarges

James Gevarges
Board Member

cc:	Michael Johnson
Christopher Anthony
Ron Dutt
John Young